EXHIBIT 99


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PRESS RELEASE

COMPANY CONTACT: INVESTOR RELATIONS:
Gavin de Windt, Lisa Lindberg
CEL-SCI Corporation Investor Relations Group
(703) 506-9460
(212) 825-3210


CEL-SCI CORPORATION REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS


VIENNA, VA, MAY 21, 2003 -- CEL-SCI CORPORATION (AMEX: CVM) reports financial results for the three months ending March 31, 2003.

"Grant revenue and other" for the second quarter ending March 31, 2003 was $82,687 compared to $70,744 in the same quarter of last year. This revenue is derived from monies received from various government grants.

The operating loss for the three months ending March 31, 2003 was $872,904 compared with the operating loss of $1.17 million during the same quarter of last year. This represents a 25% reduction in the operating loss. The net loss from operations was $1.03 million versus $1.94 million during the same quarter in 2002.

Research and development (R&D) expenses during the quarter were $424,681 compared to $933,120 during the same time period of last year. General and administrative expenses during the quarter were $482,403 compared to $252,642 during the same time period of last year. General and administrative expenses during the quarter ending March 31, 2002 contained a partial reversal ($386,904) of a fiscal year 2001 charge to general and administrative expense of $593,472 for variable options.

Geert Kersten, Chief Executive Officer of CEL-SCI Corporation said, "Not reflected in these numbers are is the award of three government grants for CEL-SCI's products totaling $1.4 million in April and May, 2003. I feel comfortable that CEL-SCI is moving forward successfully and that CEL-SCI will achieve major milestones this year. It is for this reason that I have taken six months salary in restricted stock."

CEL-SCI Corporation is developing new immune system based treatments for cancer and infectious diseases. The Company has operations in Vienna, Virginia and Baltimore, Maryland.



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                               CEL-SCI CORPORATION

                      CONDENSED CONSOLIDATED STATEMENTS OF
                                   OPERATIONS

                                   (unaudited)


                                                       Three Months Ended
                                                            March 31,
                                                      2003            2002
                                                      ----            ----
REVENUES:
   Grant Revenue and Other                       $    82,687      $  70,744

EXPENSES:
   Research and development                          424,681        933,120
   Depreciation and amortization                      48,507         56,332
   General and administrative                        482,403        252,642
                                                    --------      ---------

     TOTAL OPERATING EXPENSES                        955,591      1,242,094
                                                     -------      ---------

NET OPERATING LOSS                                   872,904      1,171,350

INTEREST INCOME                                      (11,643)       (22,306)

INTEREST EXPENSE                                     170,920        788,868
                                                  ----------     ----------

NET LOSS                                          (1,032,181)    (1,937,912)

ACCRUED DIVIDENDS ON PREFERRED STOCK                   2,004         62,023

ACCRETION OF BENEFICIAL CONVERSION FEATURE
   ON PREFERRED STOCK                                  7,048        428,770
                                              --------------   ------------

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS    $(1,041,233)   $(1,428,705)
                                                ============   ============

LOSS PER COMMON SHARE (BASIC)                   $      0.02    $      0.10

LOSS PER COMMON SHARE (DILUTED)                 $      0.02    $      0.10

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING       47,737,996     25,178,159